Exhibit 99.1

ADVANCED MERGER PARTNERS, INC.

AUDIT COMMITTEE CHARTER

1. Purpose

The purposes of the Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of Advanced Merger Partners, Inc. (the “Company”) shall be to provide assistance to the Board in fulfilling its legal and fiduciary obligations to oversee:

(a)	the quality and integrity of the Company’s financial statements and other financial information provided by the Company to its stockholders, the public, any stock exchange and others;

(b)	the Company’s compliance with applicable legal and regulatory requirements;

(c)	the qualifications and independence of the Company’s independent auditor;

(d)

the performance of the Company’s independent auditors and the Company’s internal audit function (or if the Company does not yet have an internal audit function because it is availing itself of a transition period pursuant to the rules of the New York Stock Exchange Inc. (the “NYSE”), assisting the Board in oversight of the design and implementation of the internal audit function); and

(e)	the preparation of the report required by the Committee pursuant to the rules of the Securities and Exchange Commission (the “SEC”) for inclusion in the Company’s annual proxy statement.

The Committee shall also review and approve all Related Party Transactions (as defined below) in accordance with the policy set forth herein.

Although the Committee has the powers and responsibilities set forth in this charter (this “Charter”), the role of the Committee is oversight. The members of the Committee are not full-time employees of the Company and may or may not be accountants or auditors by profession or experts in the fields of accounting or auditing and, in any event, do not serve in such capacity. Consequently, it is not the duty of the Committee to conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with Generally Accepted Accounting Principles (“GAAP”) and listing standards of the NYSE or as mandated under applicable laws, rules and regulations (including the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, each as amended). These are the responsibilities of management and the Company’s independent auditor.

While the members of the Committee have the duties and responsibilities set forth in this Charter, nothing contained in this Charter is intended to create, or should be construed as creating, any responsibility or liability of members of the Committee, except to the extent otherwise provided under applicable federal or state law.

2. Organization

The Committee shall consist of three or more independent directors, as determined from time to time by the Board based on the recommendation of the Company’s Nominating and Corporate Governance Committee. Each member of the Committee shall be “independent” and qualified to serve on the Committee pursuant to the requirements of the NYSE, and any additional requirements that the Board deems appropriate. Each member of the Committee must be financially literate, as such qualification is interpreted by the Board in its business judgment or must become financially literate within a reasonable period of time after his or her appointment to the Committee. At least one member of the Committee must be designated by the Board to be the “audit committee financial expert,” as defined by the SEC pursuant to the Sarbanes-Oxley Act of 2002 (the “Act”).

No Committee member shall simultaneously serve on the audit committees of more than two other public companies, unless the Board determines that such simultaneous service does not impair the ability of such member to effectively serve on the Committee. Any such determination must be disclosed in the Company’s annual proxy statement, or, if the Company does not file an annual proxy statement, in its annual report on Form 10-K.

The chairperson of the Committee shall be designated by the Board, provided that if the Board does not so designate a chairperson, the members of the Committee, by a majority vote, may designate a chairperson.

Any vacancy on the Committee shall be filled by majority vote of the Board. No member of the Committee shall be removed except by majority vote of the Board.

3. Meetings

The Committee shall meet at least four times per year on a quarterly basis, or more frequently as required. The Committee, in its discretion, may ask members of management or others to attend its meetings (or portions thereof) and to provide pertinent information as necessary. The Committee shall also meet separately, periodically, with (i) management, (ii) the director of the Company’s internal auditing department or other person responsible for the internal audit function, if any, and (iii) the Company’s independent auditors, in each case to discuss any matters that the Committee or any of the above persons or firms believe warrant Committee attention.

A majority of the members of the Committee present in person or by means of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other shall constitute a quorum.

The Committee shall maintain minutes of its meetings and records relating to those meetings and shall report regularly to the Board on its activities, as appropriate.

4. Authority and Responsibilities

In fulfilling its duties and responsibilities hereunder, the Committee will be entitled to rely reasonably on (a) the integrity of those persons within the Company and the professionals and experts (such as the Company’s independent auditor) from whom it receives information, (b) the accuracy of the financial and other information provided to the Committee by such persons and (c) representations made by the Company’s independent auditor as to any services provided by such firm to the Company.

The Committee’s policies and procedures should remain flexible, so that it may be in a position to best address, react or respond to changing circumstances or conditions. The following duties and responsibilities are within the authority of the Committee and the Committee shall, consistent with and subject to applicable law and rules and regulations promulgated by the SEC, the NYSE, or any other applicable regulatory authority:

(a) Selection, Evaluation, and Oversight of the Independent Auditors

i.

Be directly responsible for the appointment, compensation, retention (including termination), scope and oversight of the work of any independent, registered public accounting firm engaged by the Company for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company, and resolution of any disagreements between management and any such firm regarding financial reporting, and each such firm must report directly to the Committee;

ii.

Review and, in its sole discretion, approve in advance the Company’s independent auditors’ annual engagement letter, including the proposed fees contained therein, as well as all audit and, as provided in the Act and the SEC rules and regulations promulgated thereunder, all permitted non-audit engagements and relationships between the Company and such independent auditors (which approval should be made after receiving input from the Company’s management, if desired). Approval of audit and permitted non-audit services will be made by the Committee or by one or more members of the Committee as shall be designated by the Committee/the chairperson of the Committee and the persons granting such approval shall report such approval to the Committee at the next scheduled meeting;

iii.

At least annually, evaluate the performance of the independent auditors, including the lead partner of the independent auditors, and, in its sole discretion (subject, if applicable, to stockholder ratification), make decisions regarding the replacement or termination of the independent auditors when circumstances warrant;

iv.	At least annually, obtain and review a formal written report from the Company’s independent auditor describing:

•	the independent auditors’ internal quality-control procedures;

•

any material issues raised by the most recent internal quality-control review, or peer review, or Public Company Accounting Oversight Board review or inspection, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, with respect to one or more independent audits carried out by the independent auditors, and any steps taken to deal with any such issues;

•

an assessment of the continued independence of the independent auditor, including all relationships and engagements that may be reasonably be thought to bear on the independence of the auditor, including those between the auditor and the Company;

•	the adequacy and effectiveness of the Company’s accounting and internal control policies and procedures; and

•

if applicable, the yearly report prepared by management, and attested to by the Company’s independent auditors, assessing the effectiveness of the Company’s internal control over financial reporting and stating management’s responsibility for establishing and maintaining adequate internal control over financial reporting prior to its inclusion in the Company’s Annual Report on Form 10-K;

v.	Evaluate the independence of the Company’s independent auditors by, among other things:

•	Confirming with the independent auditors that the audit partner rotation requirements contained in the Act and the rules and regulations promulgated by the SEC thereunder have been complied with;

•	actively engaging in a dialogue with the Company’s independent auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the auditors;

•	setting clear hiring policies for employees or former employees of the Company’s independent auditors;

•	taking, or recommending that the Board take, appropriate action to oversee the independence of the Company’s independent auditors;

•	monitoring compliance by the Company of the employee conflict of interest requirements contained in the Act and the rules and regulations promulgated by the SEC thereunder; and

•	engaging in a dialogue with the independent auditors to confirm that audit partner’s compensation is consistent with applicable SEC rules;

(b)	Oversight of Annual Audit and Quarterly Reviews

i.	Review and discuss with the independent auditors their annual audit plan, including the timing and scope of audit activities, and monitor such plan’s progress and results during the year;

ii.	Review with management and the Company’s independent auditors the following information which is required to be reported by the independent auditor:

•	all critical accounting policies and practices to be used;

•

all alternative treatments of financial information that have been discussed by the independent auditors and management, ramifications of the use of such alternative disclosures and treatments and the treatment preferred by the independent auditors;

•	all other material written communications between the independent auditors and management, such as any management letter and any schedule of unadjusted differences; and

•	any material financial arrangements of the Company which do not appear on the financial statements of the Company;

iii.	Review with management, the Company’s independent auditors and, if appropriate, the director of the Company’s internal auditing department, if any, the following:

•	any major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles;

•

any major issues and any analyses prepared by management and/or the independent auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements;

•	the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company; and

•	the type and presentation of information to be included in earnings, press releases as well as review of any financial information and earnings guidance provided to analysts or rating agencies;

iv.

Review with management, the Company’s independent auditors and, if appropriate, the director of the Company’s internal auditing department, if any, the Company’s annual audited financial statements and quarterly financial statements, including the Company’s specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in its Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K, and any major issues related thereto;

v.	Resolve all disagreements between the Company’s independent auditors and management regarding financial reporting;

vi.

Review on a regular basis with the Company’s independent auditors any problems or difficulties encountered by the independent auditors in the course of any audit work, including management’s response with respect thereto, any restrictions on the scope of the independent auditor’s activities or on access to requested information, and any significant disagreements with management. In connection therewith, the Committee should review with the independent auditors the following:

•	any accounting adjustments that were noted or proposed by the independent auditors but were rejected by management (as immaterial or otherwise);

•	any communications between the audit team and the independent auditor’s national office respecting auditing or accounting issues presented by the engagement; and

•	any “management” or “internal control” letter issued, or proposed to be issued, by the independent auditors to the Company;

(c) Oversight of Financial Reporting Process and Internal Controls

i.

Review the adequacy and effectiveness of the Company’s accounting and internal control policies and procedures on a regular basis, including the responsibilities, budget, compensation and staffing of the Company’s internal audit function, through inquiry and discussions with the Company’s independent auditors, management and director of the Company’s internal auditing department, if any;

ii.

Review, if applicable, the yearly report prepared by management, and attested to by the Company’s independent auditors, assessing the effectiveness of the Company’s internal control over financial reporting and stating management’s responsibility for establishing and maintaining adequate internal control over financial reporting prior to its inclusion in the Company’s Annual Report on Form 10-K;

iii.

Review the Committee’s level of involvement and interaction with the Company’s internal audit function, including the Committee’s line of authority and role in appointing and compensating employees in the internal audit function;

iv.	Periodically, review the following with management, including the Chief Executive Officer and the Chief Financial Officer, and the Company’s independent auditors:

•

all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information; and

•	any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting;

v.

Discuss guidelines and policies governing the process by which senior management of the Company assess and manage the Company’s exposure to risk, as well as the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures;

vi.

Review with management the progress and results of all internal audit projects, and, when deemed necessary or appropriate by the Committee, assign additional internal audit projects to appropriate personnel;

vii.	Review with management the Company’s administrative, operational and accounting internal controls, including any special audit steps adopted in light of the discovery of material control deficiencies;

viii.

Receive periodic reports from the Company’s independent auditors, management and director of the Company’s internal auditing department, if any, to assess the impact on the Company of significant accounting or financial reporting developments that may have a bearing on the Company;

ix.

Review and discuss with the independent auditors the results of the year-end audit of the Company, including any comments or recommendations of the Company’s independent auditors and, based on such review and discussions and on such other considerations as it determines appropriate, recommend to the Board whether the Company’s financial statements should be included in the Annual Report on Form 10-K;

x.

Establish and maintain free and open means of communication between and among the Committee, the Company’s independent auditors and management, including providing such parties with appropriate opportunities to meet separately and privately with the Committee on a periodic basis;

xi.

Review the type and presentation of information to be included in the Company’s earnings press releases (especially the use of “pro forma” or “adjusted” information not prepared in compliance with GAAP), as well as financial information and earnings guidance provided by the Company to analysts and rating agencies (which review may be done generally (i.e., discussion of the types of information to be disclosed and type of presentations to be made), and the Committee need not discuss in advance each earnings release or each instance in which the Company may provide earnings guidance);

(d)	Additional Duties

i.

Establish and implement policies and procedures for the Committee’s review and approval or disapproval of proposed transactions or courses of dealings with respect to which executive officers or directors or members of their immediate families have an interest (including all transactions required to be disclosed by Item 404(a) of Regulation S-K);

ii.

Meet periodically with outside counsel when appropriate, to review legal and regulatory matters, including (i) any matters that may have a material impact on the financial statements of the Company, (ii) any matters involving potential or ongoing material violations of law or breaches of fiduciary duty by the Company or any of its directors, officers, employees, or agents or breaches of fiduciary duty to the Company and (iii) recommendations to the Board with respect to any accounting reserves including, without limitation, pending or threatened claims by third parties against the Company (if any);

iii.	Prepare the report required by the rules of the SEC to be included in the Company’s annual proxy statement;

iv.

Review the Company’s policies relating to the ethical handling of conflicts of interest and review past or proposed transactions between the Company and members of management as well as policies and procedures with respect to officers’ expense accounts and perquisites, including the use of corporate assets. The Committee shall consider the results of any review of these policies and procedures by the Company’s independent auditors;

v.	Review and approve in advance any services provided by the Company’s independent auditors to the Company’s executive officers or members of their immediate family;

vi.	Review the Company’s program to monitor compliance with the Company’s Code of Business Conduct and Ethics (the “Code”);

vii.

Establish procedures for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters;

viii.

Establish procedures for the receipt, retention and treatment of reports of evidence of a material violation made by attorneys appearing and practicing before the SEC in the representation of the Company or any of its subsidiaries, or reports made by the Company’s Chief Executive Officer in relation thereto;

ix.	Approve reimbursement of non-budgeted expenses incurred by management in connection with certain activities conducted on the Company’s behalf, such as identifying potential target businesses;

x.

Secure independent expert advice to the extent the Committee determines it to be appropriate, including retaining, with or without Board approval, independent counsel, accountants, consultants or others, to assist the Committee in fulfilling its duties and responsibilities, the cost of such independent expert advisors to be borne by the Company;

xi.	Review and assess the adequacy of this Charter on an annual basis;

xii.

Report regularly to the Board on its activities, as appropriate (in connection therewith, the Committee should review with the Board any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the Company’s independent auditors, or the performance of the internal audit function);

xiii.	Perform such additional activities, and consider such other matters, within the scope of its responsibilities, as the Committee or the Board deems necessary or appropriate;

xiv.

Review, on a quarterly basis, all payments that were made by the Company to HLI Sponsor, LLC, a Delaware limited liability company, the Company’s officers and directors or any of their respective affiliates;

xv.

Review with management, the independent auditors, and legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding the Company’s financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities;

xvi.

Review and approve (i) any amendment to or waiver from the Code and (ii) any public disclosure made regarding such amendment or waiver and advise the Board with respect to the Company’s policies and procedures regarding compliance with the Code; and

xvii.	Review and approve all Related Party Transactions in accordance with the policy set forth herein.

5. Related Party Transactions Policy

(a)	Definitions

i.

A “Related Party Transaction” is any transaction directly or indirectly involving any Related Party that would need to be disclosed under Item 404(a) of Regulation S-K. Under Item 404(a), the Company is required to disclose any transaction occurring since the beginning of the Company’s last fiscal year, or any currently proposed transaction, involving the Company where the amount involved exceeds $120,000 (or in the case of a smaller reporting company the amount involved exceeds the lesser of $120,000 or one percent of the average of the smaller reporting company’s total assets at year end for the last two completed fiscal years), and in which any Related Party had, has or will have a direct or indirect material interest. “Related Party Transaction” also includes any material amendment or modification to an existing Related Party Transaction.

ii.	“Related Party” means any of the following:

•	a director (which term when used herein includes any director nominee) of the Company;

•	an executive officer of the Company;

•	a person known by the Company to be the beneficial owner of more than 5% of the Company’s common stock; or

•	a person known by the Company to be an immediate family member of any of the foregoing.

iii.

“Immediate family member” means a child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of such director, executive officer, nominee for director or beneficial owner, and any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee for director or beneficial owner.

(b)	Identification of Potential Related Party Transactions

Each of the Company’s directors and executive officers shall promptly inform the chairperson of the Committee of any potential Related Party Transactions. In addition, each such director and executive officer shall complete a questionnaire on an annual basis designed to elicit information about any potential Related Party Transactions.

Any potential Related Party Transactions that are brought to the Committee’s attention shall be analyzed by the Committee, in consultation with outside counsel or members of management, as appropriate, to determine whether the transaction or relationship does, in fact, constitute a Related Party Transaction requiring compliance with this policy.

(c)	Review and Approval of Related Party Transactions

At each of its meetings, the Committee shall be provided with the details of each new, existing or proposed Related Party Transaction, including the terms of the transaction, any contractual restrictions that the Company has already committed to, the business purpose of the transaction, and the benefits to the Company and to the relevant Related Party. In determining whether to approve a Related Party Transaction, the Committee shall consider, among other factors, the following factors to the extent relevant to the Related Party Transaction:

i.	whether the terms of the Related Party Transaction are fair to the Company and on the same basis as would apply if the transaction did not involve a Related Party;

ii.	whether there are business reasons for the Company to enter into the Related Party Transaction;

iii.	whether the Related Party Transaction would impair the independence of an outside director;

iv.

whether the Related Party Transaction would present an improper conflict of interest for any director or executive officer of the Company, taking into account the size of the transaction, the overall financial position of the director, executive officer or Related Party, the direct or indirect nature of the director’s, executive officer’s or Related Party’s interest in the transaction and the ongoing nature of any proposed relationship, and any other factors the Committee deems relevant; and

v.	any pre-existing contractual obligations.

Any member of the Committee who has an interest in the transaction under discussion shall abstain from voting on the approval of the Related Party Transaction, but may, if so requested by the chairperson of the Committee, participate in some or all of the Committee’s discussions of the Related Party Transaction. Upon completion of its review of the transaction, the Committee may determine to permit or to prohibit the Related Party Transaction. An affirmative vote of a majority of the members of the Committee present at a meeting at which a quorum is present will be required in order to approve a Related Party Transaction. Without a meeting, the unanimous written consent of all of the members of the Committee will be required to approve a Related Party Transaction.

A Related Party Transaction entered into without pre-approval of the Committee shall not be deemed to violate this policy, or be invalid or unenforceable, so long as the transaction is brought to the Committee as promptly as reasonably practical after it is entered into or after it becomes reasonably apparent that the transaction is covered by this policy.

6. Reporting

The Committee shall, on an annual basis and in coordination with the Nominating and Corporate Governance Committee, evaluate its own performance. The evaluation shall address all matters that the Committee considers relevant to its performance, including a review and assessment of the adequacy of this Charter, and shall be conducted in such manner as the Committee deems appropriate.

The Committee should present to the Board its conclusions with respect to the above matters, including its review of the adequacy, performance, and continued independence of the independent auditors, and its views on whether there should be a regular rotation of the independent auditors.

The Committee shall deliver to the Board a report, which may be oral, setting forth the results of its evaluation, including any recommended amendments to this Charter.

7. Resources

The Committee shall have the sole authority to retain and terminate advisors, at the Company’s expense, such as independent legal, accounting and other advisors, consultants or professionals as it deems necessary or appropriate in carrying out its duties.

The Committee shall have the sole authority to determine the terms of engagement and the extent of funding necessary (and to be provided by the Company) for payment of (a) compensation to the Company’s independent auditor engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company, (b) any compensation to any advisors retained to advise the Committee and (c) ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.